Exhibit 99.1

Contact: Jonathan Lloyd Jones Vice President & CFO Columbia Laboratories, Inc. (973) 486-8818 FOR IMMEDIATE RELEASE	Seth Lewis Senior Vice President The Trout Group LLC (646) 378-2952

Columbia Laboratories Reports First Quarter 2013 Financial Results

Management will host Conference Call at 11:00AM EDT Today

LIVINGSTON, NJ - May 9, 2013 - Columbia Laboratories, Inc. (NasdaqCM: CBRX) today reported financial results for the three-month period ended March 31, 2013. Highlights of the first quarter include:

•

Total net revenues increased 65% to $6.3 million in the first quarter of 2013, compared to $3.8 million in the first quarter of 2012, driven primarily by a $2.6 million increase in net product revenues from Merck Serono S.A. (“Merck Serono”) and, to a lesser extent, higher royalty revenues from Actavis, Inc. (“Actavis”).

•	Total operating expenses decreased to $2.5 million, compared to $3.1 million in the first quarter of 2012.

•	Operating income was $1.0 million, versus an operating loss of $1.3 million in the first quarter of 2012, reflecting the higher revenues and lower operating expenses.

•	Cash, cash equivalents and short-term investments increased by $0.6 million in the quarter to $29.2 million at March 31, 2013.

“Our first quarter results mark Columbia’s fourth consecutive quarter of profitability and third consecutive quarter of positive operating cash flows, and reflect the ongoing promotion and growth of CRINONE® by Actavis and Merck Serono in their respective territories,” said Frank Condella, Columbia’s President and CEO. “In April, we extended our agreement with Merck Serono for another five-year term, which provides long-term stability for Columbia and surety of supply for Merck Serono through May 2020. We look forward to continued positive cash flow from our core business going forward while we explore Columbia’s strategic options.”

First Quarter Financial Results

Total net revenues for the first quarter of 2013 were comprised of net product revenues primarily for international sales of CRINONE (progesterone gel) to Merck Serono, and royalties from Actavis on Actavis’ total net sales of CRINONE in the U.S.

Net product revenues increased by $2.3 million to $5.4 million in the first quarter of 2013, compared to $3.1 million in the first quarter of 2012.

•

Net revenues from CRINONE sold to Merck Serono increased by $2.6 million, or 93%, as compared to the first quarter of 2012. The higher revenues reflect a 74% increase in volume quarter over quarter coupled with shipments to countries with higher net selling prices. The 74% volume increase was based off lower product shipments in the first quarter of 2012 due to a production run failure in that period.

•

There were no net revenues from product sold to Actavis, compared to $0.2 million in the first quarter of 2012. Columbia does not expect any material orders for CRINONE during 2013, as Actavis currently has sufficient inventory of CRINONE.

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Total royalty revenues were $0.9 million in the first quarter of 2013, compared to $0.7 million in the first quarter of 2012, reflecting increased royalty revenues from Actavis on CRINONE products. Columbia expects to continue to receive from Actavis royalty revenues of 10% of U.S. net sales of certain progesterone products, including CRINONE and the next-generation CRINONE product, for the foreseeable future.

As a result, total net revenues for the first quarter of 2013 were $6.3 million, compared to $3.8 million for the first quarter of 2012, an increase of 65%.

Gross profit increased by $1.6 million to $3.5 million in the three months ended March 31, 2013 as compared to $1.8 million in the three months ended March 31, 2012. Gross profit as a percentage of total net revenues was 55% for the first quarter of 2013, compared to 48% in the first quarter of 2012. Gross profit as a percentage of net product revenues was 47% for the first quarter of 2013, versus 36% for the same period in 2012. The higher profit margins in the 2013 quarter resulted primarily from the shift in sales mix to Merck Serono in favor of higher-margin country markets.

General and administrative expenses decreased by $0.1 million to $2.5 million for the three months ended March 31, 2013 compared with $2.6 million for the three months ended March 31, 2012. Our ongoing general and administrative expenses decreased by $0.4 million, or 20%, from $2.2 million to $1.8 million. We incurred $0.2 million in severance and retention expenses in the three months ended March 31, 2013 compared with $0.4 million in severance expenses for the three months ended March 31, 2012. This decrease was offset by an increase of $0.5 million in professional fees associated with business development activities.

There were no research and development costs in the first quarter of 2013, compared to $0.6 million in the 2012 quarter. The decrease reflects the elimination of our R&D activities in 2012.

As a result, total operating expenses decreased to $2.5 million in the first quarter of 2013 as compared to $3.1 million for the corresponding quarter in 2012.

Operating income was $1.0 million in the first quarter of 2013, compared to an operating loss of $1.3 million in the prior year period. The change primarily reflects the $1.6 million increase in gross profit and a $0.6 million decrease in total operating expenses in the first quarter of 2013.

Other income aggregated to $0.2 million for the first quarter of 2013, compared to $6.2 million in the first quarter of 2012. Other income primarily reflects the recognition of the change in the fair value of the warrants issued in conjunction with the October 2009 stock issuance. During the quarter ended March 31, 2013, the decrease in Columbia’s stock price resulted in a gain of $0.2 million as compared with a gain of $6.3 million for the corresponding quarter in 2012.

As a result, the Company reported net income of $1.2 million, or $0.01 per basic and diluted share, compared to net income of $5.0 million, or $0.06 per basic and $(0.01) per diluted share, for the first quarter of 2012.

Cash and Equivalents

At March 31, 2013, Columbia had cash, cash equivalents and short-term investments of $29.2 million, compared to cash, cash equivalents and short-term investments of $28.6 million at December 31, 2012.

Subsequent Material Events

Extension of Agreement with Merck Serono

On April 4, 2013, Columbia amended its license and supply agreement with Merck Serono for CRINONE through May 2020, representing an extension of five years beyond the current term. Under

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TEL: (973) 994-3999  —  FAX: (973) 994-3001  —  http://www.columbialabs.com the terms of the amended license and supply agreement, Columbia will remain the sole supplier of CRINONE to Merck Serono and will continue to sell CRINONE to Merck Serono on a country by country basis. From 2014 through 2020, the sourcing conditions for Merck Serono will include incremental volume discounts to incentivize Merck Serono to continue developing existing markets and investing in entry into new markets.

Conference Call

As previously announced, Columbia Laboratories will hold a conference call to discuss financial results for the first quarter ended March 31, 2013, as follows:

Date:	Thursday, May 9, 2013
Time:	11:00 am EDT
Dial-in numbers:	(877) 303-9483 (U.S. & Canada) or (760) 666-3584
Conference ID:	52824557
Live webcast:	www.columbialabs.com, under ‘Investor’

The teleconference replay will be available two hours after completion through Thursday, May 16, 2013, at (855) 859-2056 (U.S. & Canada) or (404) 537-3406. The conference ID for the replay is 52824557. The archived webcast will be available for one year on the Company’s website, www.columbialabs.com, in the ‘Investor’ section under ‘Events’.

About Columbia Laboratories

Columbia Laboratories, Inc. is a publicly traded specialty pharmaceutical company with a successful history of developing proprietary, vaginally administered products for women’s health indications. The Company receives sales and royalty revenues from CRINONE® (progesterone gel), which is marketed by Actavis, Inc. in the United States and by Merck Serono S.A. in over 60 foreign countries. Columbia’s press releases and other company information are available online at www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “intends,” “anticipates,” “potential,” “should,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: Actavis’ and Merck Serono’s success in marketing CRINONE for use in infertility in their respective markets; successful development by Actavis of a next-generation vaginal progesterone product for the U.S. market; difficulties or delays in manufacturing; the availability and pricing of third-party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; changes in the laws and regulations; the ability to obtain and enforce patents and other intellectual property rights; the impact of patent expiration; the impact of competitive products and pricing; the cost of evaluating potential strategic transactions; the cost of the Company’s relocation to Boston; Columbia’s ability to regain compliance with the Nasdaq minimum closing bid price rule; the strength of the United States dollar relative to international currencies, particularly the euro; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the SEC. Columbia does not undertake any responsibility to revise or update any forward-looking statements contained herein.

CRINONE® is a registered trademark of Actavis, Inc.

— Financial tables follow —

354 Eisenhower Parkway  —  Plaza I, Second Floor  —  Livingston, NJ 07039

TEL: (973) 994-3999  —  FAX: (973) 994-3001  —  http://www.columbialabs.com

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2013	December 31, 2012
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$13,770,510	$13,204,067
Short-term investments	15,476,929	15,433,967
Accounts receivable, net	3,592,824	3,422,653
Inventories	2,239,959	2,626,606
Prepaid expenses and other current assets	1,001,971	1,284,279

Total current assets	36,082,193	35,971,572

Property and equipment, net	836,311	927,227
Other assets	152,895	38,882

TOTAL ASSETS	$37,071,399	$36,937,681

LIABILITIES AND SHAREHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,407,403	$1,504,677
Accrued expenses	1,390,366	2,216,524
Deferred revenues	62,500	93,750

Total current liabilities	2,860,269	3,814,951

Deferred revenue	—	33,526
Common stock warrant liability	968,975	1,173,747

TOTAL LIABILITIES	3,829,244	5,022,224

COMMITMENTS AND CONTINGENCIES
Contingently redeemable series C preferred stock, 550 shares issued and outstanding, respectively (liquidation preference of $550,000)	550,000	550,000

Total shareholder’s equity	32,692,155	31,365,457

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$37,071,399	$36,937,681

354 Eisenhower Parkway  —  Plaza I, Second Floor  —  Livingston, NJ 07039

TEL: (973) 994-3999  —  FAX: (973) 994-3001  —  http://www.columbialabs.com

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2013	2012
REVENUES
Net product revenues (including amounts from related party: $0 and $240,401 for the three months ended March 31, 2013 and 2012, respectively)	$5,372,948	$3,118,632
Royalties (including amounts from related party: $800,000 and $600,000 for the three months ended March 31, 2013 and 2012, respectively)	886,218	680,377
Other revenues	56,558	34,532

Total net revenues	6,315,724	3,833,541

COST OF PRODUCT REVENUES
Cost of product revenues (including amounts from related party: $0 and $218,546 for the three months ended March 31, 2013 and 2012, respectively)	2,841,739	2,002,986

Gross profit	3,473,985	1,830,555

OPERATING EXPENSES:
General and administrative	2,460,563	2,551,325
Research and development (net of reimbursement from related party: $0 and $428,031 for the three months ended March 31, 2013 and 2012, respectively)	—	553,678

Total operating expenses	2,460,563	3,105,003

Income (loss) from operations	1,013,422	(1,274,448)

OTHER INCOME (EXPENSE):
Interest income	52,810	59,121
Change in fair value of stock warrants	204,772	6,259,367
Other expenses, net	(26,488)	(86,971)

Total other income	231,094	6,231,517

Income before provision for income taxes	1,244,516	4,957,069
Provision for income taxes	(2,876)	(2,676)

NET INCOME	$1,241,640	$4,954,393

NET INCOME PER COMMON SHARE:
Basic	$0.01	$0.06

Diluted	$0.01	$(0.01)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	87,330,865	87,295,985

Diluted	88,586,711	87,295,985

354 Eisenhower Parkway  —  Plaza I, Second Floor  —  Livingston, NJ 07039

TEL: (973) 994-3999  —  FAX: (973) 994-3001  —  http://www.columbialabs.com